UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  May 15, 2008

EL PASO CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	1-14365	76-0568816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 420-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

ྑ  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
ྑ  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
ྑ  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
ྑ  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

    On May 15, 2008, El Paso Corporation announced that its Board of Directors had approved a common stock repurchase program of up to $300 million, effective immediately.  This program is intended to be implemented through purchases made from time to time either in the open market or through private transactions, in accordance with Securities and Exchange Commission requirements.

    Additionally, on May 15, 2008, El Paso announced its intention to increase its annual dividend on its common stock from $0.16 per share to $0.20 per share, commencing with the dividend to be paid in the fourth quarter of fiscal 2008.  Payment of the increased dividend will be subject to the declaration of the dividend by El Paso's Board of Directors, and the Board of Directors has not yet declared any dividend on El Paso's common stock other than the previously announced quarterly dividend of $0.04 per share payable on July 1, 2008 to holders of record at the close of business on June 6, 2008.  The declaration and payment of dividends by El Paso will continue to be subject to the sole discretion of the Board of Directors and will depend upon many factors, including El Paso's financial condition, earnings, existence of excess cash flows, capital requirements, covenants associated with debt obligations or other contractual restrictions, legal requirements and other factors deemed relevant by the Board of Directors.

    A copy of the press release issued by the company announcing the share repurchase program and the intent to increase the dividend is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated May 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO CORPORATION

By:	/s/John R. Sult
John R. Sult
Senior Vice President and Controller
(Principal Accounting Officer)

Dated:  May 15, 2008

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated May 15, 2008.